Exhibit 99.2

Co-Diagnostics, Inc. Releases Prepared Remarks for First Quarter 2020 Conference Call

Salt Lake City, Utah – May 14, 2020 – Co-Diagnostics, Inc. (Nasdaq: CODX), a molecular diagnostics company with a unique, patented platform for the development of molecular diagnostic tests, releases the prepared remarks for the Q1 2020 conference call scheduled for May 14, 2020. Due to overwhelming participation on the call, the conference call service was unable to accommodate the traffic. In lieu of the call, the following remarks have been provided to update shareholders on recent corporate developments.

PREPARED EARNINGS CALL REMARKS

Investor Relations:

Thank you everyone for joining us today. Before we begin, we would like to inform the listeners that certain statements made by Co-Diagnostics during the course of this call may constitute forward-looking statements. Any statement about Company expectations, beliefs, plans, objectives, assumptions of future events or performance are forward-looking statements. For example, statements concerning 2020 financial and operational guidance, the development, regulatory clearance, commercialization and features of new products, plans and objectives of management and market trends are all forward-looking statements.

The Company believes these statements are based on reasonable assumptions. However, these statements are not guarantees of performance and involve known and unknown risks and uncertainties that may cause the actual results to be materially different from any future result expressed or implied by such statements. Important factors which could cause actual results to differ materially from those in these forward-looking statements are detailed in Co-Diagnostics’ filings with the SEC. Co-Diagnostics assumes no obligation and expressly disclaims any duty to update any forward-looking statements to reflect events or circumstances occurring after this call or to reflect the occurrence of unanticipated events.

In addition, the Company will discuss certain non-GAAP financial measures during today’s call. These non-GAAP financial measures should not be considered a replacement for, and should be read together with, GAAP results. We refer you to the Company’s earnings release out shortly before this call which contains reconciliation to the non-GAAP financial measures presented to their most comparable GAAP results.

Dwight Egan — Chief Executive Officer

Thank you, and good afternoon, everyone. The COVID-19 pandemic has affected us all in many ways and this global crisis has demonstrated the importance of diagnostics solutions in treating infectious disease.

Our patented CoPrimer™ platform is designed to rapidly generate unique testing solutions, aiding in patient treatment by providing reliable, actionable results, especially in times of crisis as seen in our response to the coronavirus pandemic. COVID-19 has highlighted the overall importance of molecular diagnostics and the critical role that our CoPrimer platform plays in fighting infectious disease.

The Logix Smart™ COVID-19 test design and underlying technology has become an important part of the fight against the pandemic in many parts of the world, and was the driver of Company revenue in the first quarter. Following FDA emergency use authorization being granted just 3 days into the second quarter, orders for our test expanded even more vigorously. As of the mid-point in the second quarter we have significantly exceeded the second quarter estimates of analysts covering the Company, and we are pleased to announce that we are already solidly profitable for the second quarter based on results to date.

All in all, we have received orders from nearly 50 countries and a large number of states in the U.S. We have increased our capacity for production with our Salt Lake City facility, our CoSara joint venture facility in India, and through a third-party manufacturer in the United States. In addition to manufacturing more than 6 million COVID-19 tests to date, we have ordered components for an additional 20,000,000 tests which we will use to fill existing orders, as well as other orders anticipated in the near term.

At the present time, timelines for effective coronavirus vaccines and therapeutics remain uncertain. What is widely known is that the need for testing on a mass scale continues to grow, as the U.S. and countries around the world strive to create COVID-safe schools, COVID-safe workspaces, and COVID-safe communities. In the United States for example there are more than 76 million students that need to be in school this fall along with 157 million workers who need to be at work.

During the pandemic, Co-Diagnostics’ ability to utilize its patented CoPrimer technology in highly accurate tests has significantly changed the trajectory of our Company. Co-Diagnostics was the first U.S. based company to receive a CE marking for its COVID-19 test, giving us an early entry into the European market as well as other areas of the world that accept CE marking as valid regulatory approval. In addition, being granted the FDA’s emergency use authorization on April 3rd has been critical in fast-tracking the Company’s COVID-19 diagnostic solution.

We believe that test performance, combined with competitive pricing and high throughput attributes, makes for a compelling value proposition. Our COVID-19 test has been the subject of several independent studies validating its specificity and sensitivity, which have demonstrated its excellent performance characteristics. Last week, I read with interest a statement regarding our technology and test from Clinical Reference Laboratory, one of the largest privately-held clinical testing laboratories in the U.S., and a customer of Co-Diagnostics. I quote the following from that statement with their permission:

“At the foundation of a quality COVID-19 test is the methodology. For the molecular COVID-19 test, CRL’s Molecular Diagnostics team thoroughly investigated numerous technologies that could be leveraged for test design. Ultimately, the Co-Diagnostics Logix Smart Coronavirus COVID-19 RT-PCR assay was selected for the detection of the virus. This reverse-transcriptase quantitative PCR assay (RT-qPCR) uses proprietary CoPrimer technology that improves the specificity of the test compared to others. The test targets the RdRp gene of the SARS-CoV-2 virus which has a low mutation rate compared to other regions of the viral genome.”

In addition to our technology being utilized by CLIA labs, some of whom are using innovative sample collection methods such as saliva or saliva combined with nasal swabs designed to make testing easier and more accessible, the Company is currently engaged in new test developments designed to address the challenges of the coronavirus as conditions evolve over the coming months and years. Specifically, we have authorized a feasibility study aimed at developing a test using CoPrimers to simultaneously identify both the virus and the antibody associated with a past infection in a single test.

In anticipation of future testing needs, Co-Diagnostics is developing a multiplex panel to differentiate between the COVID-19 virus and other upper respiratory pathogens. In addition, we have also already designed a test for the D614G mutation which since March has become the most common strain in the United States and worldwide. A recent paper has indicated that the mutation might result in a more transmissive form of the virus and higher viral load in COVID-19 patients. Our current test is still designed to detect SARS-CoV-2 whether the mutation is present or not. However, if research confirms that this is a functional mutation, we will respond quickly with a differentiation test designed to distinguish between strains with and without the mutation. While the new mutation may or may not become necessary to identify, we anticipate being ready with a solution. As we demonstrated in the development of our first COVID-19 test, the Company is capable of rapid test development as we pivot and adapt to the ongoing challenges that will be faced in battling the coronavirus.

We are focused on the COVID-19 pandemic, but without losing sight of our other important verticals. Beyond COVID-19 testing, other infectious diseases and molecular diagnostic applications are an important area of focus for our company and will be a key driver of revenue growth over the longer term. Our primary initiatives in infectious disease (including Indian CDSCO IVD-cleared tests for TB, hepatitis B, hepatitis C, malaria and HPV, and a CE-marked multiplex for Zika/dengue/chikungunya), along with our AgriBio and mosquito vector products, all provide opportunities for the Company now and in the future. All of these initiatives are now in revenue and we are pleased to see the adoption of our tests and technology in many parts of the world. We believe that our growing network of nearly 50 distributors covering over 80 countries will prove important for future sales.

Reed Benson — Chief Financial Officer

I would like to highlight a few financial elements from this earnings release.

Overall gross profit for the quarter was $1.07 million. Of the $1.5 million of sales in the first quarter as shown in our report, the vast majority were in the month of March as we scaled up production to fill orders for our COVID-19 test that we received following our CE marking.

So far in Q2 we have already seen revenue grow significantly to more than $16.5 million, resulting in year-to-date revenues of over $18 million in test and equipment sales.

The cost of sales for our tests kits in the first quarter was approximately 28.5%, which generated margins that we believe would continue through the second quarter.

Our operational expenses in our Sales and R&D departments were basically flat year to year. Our G&A expenses were significantly higher at $1.46 million.

Loss per share was $0.05, compared to $0.09 in the same quarter last year.

Our total liabilities and stockholders’ equity at the end of the first quarter was $20.5 million, compared with $2.2 million at the end of the first quarter of 2019, as a result of capital raising activities in this quarter which yielded net proceeds of approximately $18 million.

So far in 2020 we have fully covered all of our operational expenses and increases in raw materials inventory totaling approximately $12 million through cash collections generated from test sales. Our cash position has therefore remained fairly constant throughout the ramp up in the 1st quarter and the beginning of the second.

Co-Diagnostics remains debt-free, with a solid balance sheet, and with revenues that have enabled us to achieve year-to-date net profit by May 14, 2020.

About Co-Diagnostics, Inc.:

Co-Diagnostics, Inc., a Utah corporation, is a molecular diagnostics company that develops, manufactures and markets a new, state-of-the-art diagnostics technology. The Company’s technology is utilized for tests that are designed using the detection and/or analysis of nucleic acid molecules (DNA or RNA). The Company also uses its proprietary technology to design specific tests to locate genetic markers for use in industries other than infectious disease and license the use of those tests to specific customers.

Forward-Looking Statements:

This press release contains forward-looking statements. Forward-looking statements can be identified by words such as “believes,” “expects,” “estimates,” “intends,” “may,” “plans,” “will” and similar expressions, or the negative of these words. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made and predictions as to future facts and conditions. Forward-looking statements in this release include statements regarding the (i) use of funding proceeds, (ii) expansion of product distribution, (iii) acceleration of initiatives in liquid biopsy and SNP detection, (iv) use of the Company’s liquid biopsy tests by laboratories, (v) capital resources and runway needed to advance the Company’s products and markets, (vi) increased sales in the near-term, (vii) flexibility in managing the Company’s balance sheet, (viii) anticipation of business expansion, and (ix) benefits in research and worldwide accessibility of the CoPrimer technology and its cost-saving and scientific advantages. Forward-looking statements are subject to inherent uncertainties, risks and changes in circumstances. Actual results may differ materially from those contemplated or anticipated by such forward-looking statements. Readers of this press release are cautioned not to place undue reliance on any forward-looking statements. The Company does not undertake any obligation to update any forward-looking statement relating to matters discussed in this press release, except as may be required by applicable securities laws.

Company Contact:	Investor Relations Contact:
Andrew Benson	Keith Pinder
Head of Investor Relations	Landon Capital
+1 801-438-1036	+1.404.995.6671
investors@codiagnostics.com	kpinder@landoncapital.net